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                                                                     Exhibit 8.1

Sage, Inc.
2460 North First Street, Suite 100
San Jose, California 95131-1023

Ladies and Gentlemen:

    We have acted as counsel to Sage, Inc. ("Sage"), a Delaware corporation, in connection with the proposed merger (the "Merger") of Finland Merger Sub, Inc, ("Finland Merger Sub") a subsidiary of Sage, and Faroudja, Inc., a Delaware corporation ("Faroudja"), pursuant to an Agreement and Plan of Merger and Reorganization dated as of February 18, 2000 (the "Merger Agreement") by and among Sage, Finland Merger Sub and Faroudja. The Merger is described in the Registration Statement of Sage on Form S-4, as amended (the "Registration Statement") filed on April 14, 2000, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), which includes the proxy statement and prospectus of Faroudja and Sage (the "Proxy Statement/Prospectus").

    In that connection, we have reviewed the Merger Agreement, the Proxy Statement/Prospectus and such other materials as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed (i) that the Merger will be consummated in accordance with the provisions of the Merger Agreement and as contemplated by the Proxy Statement/Prospectus and (ii) the truth and accuracy, on the date of the Merger Agreement and on the date hereof, of the representations and warranties made by Sage, Finland Merger Sub and Faroudja in the Merger Agreement.

    Based upon and subject to the foregoing, it is our opinion that the discussion contained in the Registration Statement under the caption "THE MERGER-Material Federal Income Tax Consequences," subject to the limitations and qualifications described therein, sets forth the material federal income tax consequences generally applicable to the stockholders of Faroudja as a result of the Merger. Because this opinion is being delivered prior to the effective time of the Merger, it must be considered prospective and dependent upon future events. There can be no assurance that changes in the law will not take place which could affect the federal income tax consequences of the Merger or that contrary positions may not be asserted by the Internal Revenue Service.

    This opinion is being furnished in connection with the Registration Statement. You may rely upon and refer to the foregoing opinion in the Proxy Statement/ Prospectus. Any variation or difference in any fact from those set forth or assumed either herein or in the Proxy Statement/Prospectus may affect the conclusions stated herein.

    We hereby consent to the use of our name under the caption "THE MERGER-Material Federal Income Tax Consequences" in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                          Very truly yours,
                                          /s/ MORRISON & FOERSTER LLP